SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) September 5, 2003

                              ALFACELL CORPORATION.
             (Exact name of registrant as specified in its charter)

           Delaware                       0-11088                  22-2369085
(State or other jurisdiction of        (Commission               (IRS Employer
        incorporation)                 File Number)              Identification)

               225 Belleville Avenue, Bloomfield, New Jersey 07003 (Address of principal executive offices) (Zip Code)

       (Registrant's telephone number, including area code: (973) 748-8082


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          (Former name or former address, if changed since last report)

ITEM 5. Other Events and Required FD Disclosure

      Alfacell Corporation today announced the completion of a private placement including common stock and common stock purchase warrants to an institutional investor raising gross proceeds of $1.5 million. The investor has purchased an aggregate of 1,704,546 shares of Common Stock and warrants to purchase an additional 852,273 shares of Common Stock at an exercise price of $1.50 per share. The Company expects to file a shelf registration statement for the resale of the Common Stock and the Common Stock underlying the Warrants with the Securities and Exchange Commission. In addition, in the event the stockholders of the Company approve an increase in the number of shares of Common Stock authorized at the next annual meeting, the investor shall also receive, for no additional consideration, a warrant to purchase an additional $1,500,000 in the Company's securities.

      The securities being sold in the private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements. This Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

      Statements contained in this Form 8-K that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of Alfacell Corporation are forward-looking statements. Actual results may differ materially from the statements made as a result of various factors including, but not limited to, those identified in the Company's most recent Form 10-K and in other documents filed by the Company with the U.S. Securities and Exchange Commission.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 5, 2003

                                          ALFACELL CORPORATION
                                          --------------------
                                               (Registrant)


                                          By: /s/ Kuslima Shogen
                                              ------------------
                                              Kuslima Shogen
                                              Chief Executive Officer